        As filed with the Securities and Exchange Commission on October 9, 1998

                                                      Registration No. 333-59169


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 AMENDMENT NO. 2

                                       TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                        THE L. L. KNICKERBOCKER CO., INC.
             (Exact name of registrant as specified in its charter)

              CALIFORNIA                                     33-0230641
      (State or jurisdiction of                           (I.R.S. Employer
    incorporation or organization)                       Identification No.)

                            25800 COMMERCENTRE DRIVE
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 595-7900
        (Address and telephone number of Registrant's principal executive offices and principal place of business)

                               ------------------

                            GERALD A. MARGOLIS, ESQ.
                       9595 WILSHIRE BOULEVARD, SUITE 900
                         BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 550-0555

            (Name, address and telephone number of agent for service)

        Approximate date of commencement of proposed sale to the public
 ............ From time to time following the effective date of this Registration
Statement

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] _____________

         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ______________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE


Title of each class of   Amount to be           Proposed maximum       Proposed maximum        Amount of
securities  to be        registered             offering price per     aggregate offering      registration fee
registered                                      Share(1)               price(1)
Common Stock(2)          3,720,000(4)           $2.75                  $10,230,000             $3,017.85(5)
Common Stock(3)            525,000(4)           $2.75                  $ 1,443,750             $  425.91(5)
Total registration fee                                                                         $3,443.76(5)



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low bid prices of the Registrant's common stock as reported by the Nasdaq Stock Market on July 10, 1998.
(2)     Shares issuable upon conversion of 6% Convertible Debentures.
(3)     Shares issuable upon exercise of Stock Purchase Warrants.

(4) Pursuant to Rule 416 of the Securities Act, there are also being registered such presently indeterminable number of additional shares of Common Stock as may be issued with respect to the Convertible Debentures and the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions.
(5) A total registration fee of $3,443.76 was previously paid with respect to the shares covered by this Registration Statement. No additional registration fee is required with respect to this Amendment pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

PROSPECTUS


SUBJECT TO COMPLETION
DATED OCTOBER 9, 1998


                        THE L. L. KNICKERBOCKER CO., INC.

                        4,245,000 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale by the selling stockholders named herein (the "Selling Stockholders"), from time to time, of up to 4,245,000 shares (the "Shares") of common stock, no par value ("Common Stock"), of The L. L. Knickerbocker Co., Inc., a California corporation (the "Company"). The Shares are issuable by the Company upon conversion by the Selling Stockholders of 6% convertible debentures, due December 28, 1998, in the aggregate principal amount of $7,000,000 (the "Convertible Debentures") and upon exercise by the Selling Stockholders of warrants to acquire shares of Common Stock (the " Stock Purchase Warrants"). This Prospectus also covers, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), the offer and sale by the Selling Stockholders of such presently indeterminable number of additional shares of Common Stock issued with respect to the Convertible Debentures and the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions. The shares of Common Stock covered under the Registration Statement of which this Prospectus is a part (the "Offered Shares") may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market, on the NASDAQ National Market System, in privately negotiated transactions, in an underwritten offering, or in a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Offered Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of the Offered Shares as principals may be deemed underwriting compensation under the Act. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock of the Company is currently trading on the NASDAQ National Market System under the symbol "KNIC." On August 26, 1998, the closing price per share of the Company's Common Stock was $1.75.


         The Company will not receive any of the proceeds from the sale of the Offered Shares pursuant to this Prospectus. However, the Company will receive proceeds from the exercise of the Stock Purchase Warrants if the Stock Purchase Warrants are exercised. The Company has agreed to bear the expenses with respect to the offering and sale of the Offered Shares to the public, including the costs associated with the registration of the Offered Shares under the Act and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

                             -----------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK WHICH INVESTORS SHOULD CAREFULLY CONSIDER. SEE "RISK FACTORS" BEGINNING AT PAGE 6

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR NOR HAS THE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.



              * * * * * * * * * * * * * * * * * * * * * * * * * * *


                 The date of this Prospectus is October 9, 1998

                              AVAILABLE INFORMATION


         The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, NY 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and informational statements electronically filed with the Commission. The address of such site is http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, DC 20006.


         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act with respect to the Offered Shares. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference and attached hereto. Such additional information may be obtained from the Commission's principal office in Washington, DC.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed by the Company with the Securities and Exchange Commission, and are specifically incorporated by reference into this Prospectus:


         (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended by Form 10-KSB/A,


         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998,


         (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as amended by Form 10-Q/A,

         (d)      the Company's Current Report on Form 8-K filed June 9, 1998,

         (e) all other reports filed by the Company pursuant to Section 13(a) or 13(d) or 15(d) of the Exchange Act after the fiscal year ended December 31, 1997, and

         (f) the description of the Company's Common Stock contained in the registration statement filed by the Company pursuant to
                  Section 12 of the Exchange Act.


         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Mr. Anthony P. Shutts, Chief Financial Officer, The L.L. Knickerbocker Co.,Inc., 25800 Commercentre Drive, Lake Forest, CA 92630, telephone (949) 595-7900.

                                   THE COMPANY

         The L. L. Knickerbocker Co., Inc., a California corporation (the "Company") was formed in 1985 under the name International Beauty Supply, Ltd. In 1993, the articles of incorporation were amended, changing the name of the corporation to the Company's current name, "The L. L. Knickerbocker Co., Inc." The Company completed an initial public offering of common stock and warrants on January 25, 1995. On August 30, 1995, the Board of Directors approved a five for one split of the Company's common stock and the increase of the number of authorized shares of its common stock to 100,000,000.

         The Company markets a variety of branded consumer items ("Brands"), including collectibles, costume and fine jewelry, fashion accessories, patented consumer products and consumables. The Company strives to deliver value to the consumer through product design and quality, together with a fair price. The goal is to create and build each Brand to the point where the Brand can be marketed through a variety of distribution channels.

         The manufacturing of non-jewelry items is out-sourced to a variety of manufacturers that consistently deliver high-quality products. Jewelry operations are vertically integrated, and most of the design, stone sourcing, advanced stone cutting, and jewelry manufacturing is performed by in-house personnel. The Brands are marketed domestically and internationally through diverse channels of distribution, including but not limited to, the television shopping industry, direct response print advertisements, direct mail, catalog, retail outlets and the Internet. Celebrity spokespersons contribute to many of the marketing efforts. These celebrities are chosen carefully on the basis of name recognition, communications ability and a personal commitment to participate in the programs.

         The Company's current Brands include: Marie Osmond Fine Porcelain Collector Dolls, Annette Funicello Collectible Bears, The Knickerbocker Collectible Toy Company, Collection of the Masters by Richard Simmons, Bob Mackie Legendary Beauties, The Georgetown Collection, The Magic Attic Catalog, The Magic Attic Press, Barbara Mandrell Costume Jewelry, Nolan Miller Costume Jewelry, Kenneth Jay Lane Costume Jewelry, Pilar Crespi Costume Jewelry, Harlyn International Fine Jewelry, Mary McFadden Fashion Accessories, Dennis Basso Fashion Accessories , Framm Accessories, ECT Ionizer, Fit & Firm(TM) by Florence Griffith Joyner, Life Time of Skincare Facial Steamer, and Anushka Body Contouring Spa System.


         During 1996, the Company vertically integrated and expanded its Brands and distribution channels through (i) the acquisition of Grant King International Co., Ltd., a jewelry design and development company; Harlyn International Company, Ltd., a fine jewelry company with international distribution; and S.L.S. Trading Co., Ltd., a cutting and gemstone business, all located in Bangkok Thailand; (ii) acquisition of Krasner Group, Inc., with costume jewelry and accessories manufacturing and marketing operations based in New York; (iii) merger of the operations of Grant King International Co., Ltd. and S.L.S. Trading Co., Ltd. into a Thai corporation which was acquired and renamed The L.L. Knickerbocker (Thai) Company, Ltd.; and (iv) acquisition of approximately 82% of the outstanding stock of Georgetown Collection, Inc., a collectible doll company with operations in Portland, Maine, and its wholly owned subsidiary, Magic Attic Press, Inc., a book publishing company with operations in Portland, Maine. The purchase price for the acquisition of Grant King International Co., Ltd.; Harlyn International Company, Ltd.; S.L.S. Trading Company, Ltd.; Krasner Group, Inc.; and Georgetown Collection, Inc.was $664,000, $2,711,000, $555,000, $3,205,000 and $3,199,000, respectively. The Company recorded additional purchase price of $1,230,000 related to the liquidation of Krasner Group, Inc. inventory on hand at the date of acquisition, in accordance with the terms of the purchase agreement.


          In August 1998 the Company formed a subsidiary corporation to hold and manage it's equity investments in other companies. These investments include a 32.3% equity interest in Pure Energy Corporation, which is developing an alternative fuel, and a 13.2% equity interest in Ontro, Inc. (formerly Self Heating Container Corporation of California) which develops self-heating containers for a variety of food products. The Company plans to appoint a board of directors for this subsidiary to manage and monitor its interest in these equity investments.


         The Company's general 5 year growth plan consists of expanding the current Brands by introducing new product categories into the existing Brands, expanding distribution of the Brands internationally, exploring acquisition opportunities that provide complementary Brands for current distribution channels and additional distribution channels, and continuing to review new products and develop new Brands. There can be no assurance, however, that any of these products or investments will prove successful.


In 1997, the Company incurred a loss from operations of $2,042,000 and net loss of $4,377,000. In 1996 and 1995, the Company recognized income from operations of $3,850,000 and $2,046,000 and net income of $1,375,000 and $1,269,000, respectively.


         The mailing address, street address and telephone number for the principal executive offices of the Company are 25800 Commercentre Drive, Lake Forest, California 92630 (949) 595-7900.

                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus and the documents incorporated by reference in this Prospectus concerning the Company and its business, before purchasing the shares offered hereby.

DEPENDENCE ON SIGNIFICANT CUSTOMER


         During the fiscal year ended December 31, 1997, one of the Company's customers, QVC Network, a cable shopping network which runs programs to market the Company's products, accounted for approximately 29.0% of the Company's revenues. In addition, with respect to its collectible products orders, QVC Network provides a direct or transferrable letter of credit with its purchase orders and the Company is materially dependent on this production financing in order to fill its orders. The Company may continue to be dependent on this or other significant customers, the loss of which could adversely affect the Company's business. During the fiscal year ended December 31, 1997, no other customer accounted for 10% or more of the Company's revenues.



DEPENDENCE ON KEY PRODUCT LINES


         During the fiscal year ended December 31, 1997, two key product lines, the Marie Osmond Collectibles and Annette Funicello Collectibles, accounted for approximately 14.7% of the Company's sales. The Company has been marketing these product lines through QVC and the Walt Disney Company since 1991, and the Company has contracts with Marie, Inc. and Cello, Inc. to develop and promote the product lines for five years beginning in 1998, with five year renewal options. The contracts for development and promotion of the products are dependent on minimum annual royalties of $500,000 and $100,000 being paid to Marie, Inc. and Cello, Inc., respectively, however, and the continuing sales of the product lines are dependent on the continued acceptance of the product lines by QVC or other methods of distribution. Actual royalties paid during 1997 were $718,000 for Marie, Inc. and $407,000 for Cello, Inc. There can be no assurance that the Company will be able to maintain the present volume of sales of the Marie Osmond Collectibles and Annette Funicello Collectibles product lines, the loss of which could adversely affect the Company's business.


DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on its executive officers, the loss of any one of whom would have an adverse effect on the Company. While the Company has employment agreements with its President, Chief Operating Officer, Executive Vice President, Chief Financial Officer and General Counsel for terms ending in 2001, with five year renewal options, unforeseen circumstances could cause these persons to no longer be able to render their services to the Company. The Company maintains key-man life insurance on the life of Mr. Louis L. Knickerbocker, the President, Chief Executive Officer and Chairman of the Company, in the amount of $1,000,000.

DEPENDENCE ON NEW PRODUCTS

         The Company's future growth will be dependent on its ability to identify and develop products which can be sold through the home shopping industry, retail, direct response and the Internet at acceptable profit margins, to acquire necessary rights to market and distribute such products, and to enter into arrangements with third-party manufacturers to produce the products. There can be no assurance that the Company will be successful in identifying and developing quality products that may be successfully marketed through the home shopping industry, retail, direct response and the Internet, in acquiring the rights to such products, or in obtaining adequate supplies of such products from third-party manufacturers. A failure to identify and develop new products for marketing through the home shopping industry, retail, direct response or the Internet would have a detrimental impact on the Company's future performance.

DEPENDENCE ON INDEPENDENT CONTRACTOR ARTISTS AND CELEBRITIES

         The Company relies on independent contractor artists to provide design work in the development of products and programs. Additionally, a significant factor in the Company's ability to market its products and programs to its customers is the Company's ability to secure contracts with celebrities who will become involved in the development of products and act as spokespersons for those products. The contracts with celebrities and others are further contingent upon the Company meeting its minimum royalty obligations under those contracts. The continued success of the Company is dependent on its ability to attract and retain such independent contractor artists and celebrity spokespersons. There can be no assurance that the Company will be able to recruit and retain such personnel.

INDUSTRY TRENDS

         The Company's historical growth has been based in part on both the evolution of consumer tastes and preferences toward the Company's products and the emergence of the home shopping, direct response and Internet segments. While the Company is expanding into other marketing segments, the viability among consumers of the home shopping, direct response and Internet marketing segments will remain key to the Company's future operations. A change in consumer tastes and preferences regarding the Company's products and the home shopping, direct response and Internet marketing segments may have an adverse effect on the Company's results of operations. There can be no assurance that consumer tastes and preferences will continue to favor the Company's products and marketing segments.

COMPETITION

         The growth of the home shopping industry has given rise to fierce competition among product merchandisers for sales of products and programs through the home shopping networks. The home shopping channels are finite in number and have only 24 hours per day to air products. Air time during the "prime time" viewing hours is especially limited. As a result, the buyers for home shopping channels choose products which they feel are most likely to provide them the highest response and return. The continued growth of the Company is dependent on its ability to compete effectively with other companies for the limited air time and purchasing decisions of the home shopping channels. While the barriers to entry in the home shopping market are significant due to the selectiveness of the buyers for the home shopping channels, the competitive efforts of other large, well financed merchandisers may have an adverse effect on the Company's results from operations.

RISKS OF FOREIGN MANUFACTURING


         The Company maintains operations in Bangkok, Thailand and contracts for the manufacture of its products in Thailand, Taiwan, China and other foreign countries. As such, the Company is subject to risks inherent in foreign manufacturing including the following: fluctuations in currency exchange rates; economic and political instability; transportation delays; restrictive actions by foreign governments; nationalizations; the laws and policies of the United States affecting the importation of goods (including duties, quotas and taxes); and trade and foreign tax laws. In particular, the Company's costs could be effected adversely on a short term basis if the currency of any country in which the Company conducts business appreciated significantly relative to the United States dollar. The Company's jewelry operation in Bangkok, Thailand is exposed to risks associated with foreign currency fluctuations. In 1997, the Company recognized foreign currency gains as a result of the devaluation of the Thai baht in relation to the U.S. dollar. The Company exports its products, which sales are denominated in U.S. dollars. As the accounts receivable which are comprised of U.S. dollar receivables increased in value as measured in Thai baht, the Company recognized foreign currency gains in the translation of its Thai financial statements into U.S. dollars.

         Substantially all of the Company's products are subject to United States customs duties and regulations pertaining to the importation of goods. The United States and the countries in which the Company's goods are manufactured may, from time to time, impose new duties, tariffs, quotas or other charges or restrictions, or adjust presently prevailing quotas, duties or tariff levels, which could adversely effect the Company's financial condition or results from operations or its ability to continue to import products at current or increased levels. The Company cannot predict what regulatory changes may occur or the type or amount of any financial impact on the Company which those changes may have in the future.

PRODUCT LIABILITY AND OTHER CLAIMS

         The Company faces an inherent business risk of exposure to product liability costs in the event that claims arise out of problems associated with the use of the Company's products. The Company has not experienced any material product liability costs or claims, however, the Company carries a policy of product liability insurance against such contingencies. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure or that there will not be a product liability claim in the future. The Company seeks to obligate clients and suppliers of products to maintain product liability insurance coverage for the benefit of the Company and to indemnify the Company against such product liability. There can be no assurance, however, that such arrangements can be made, or if made, will be effective to insulate the Company from such claims. The Company may also be subject to other legal claims, such as unfair competition and trademark infringement. Any legal claims, if brought, could materially adversely affect the business or financial condition of the Company. The Company maintains a policy of advertiser's liability insurance and a policy of director's and officer's liability insurance. There can be no assurance, however, that the liability insurance policies maintained by the Company will be effective to insulate the Company from all covered claims.

INFLUENCE BY EXISTING SHAREHOLDERS

         The Common Stock currently owned beneficially by the President and a Vice President of the Company represents approximately 40% of the outstanding shares of Common Stock. Accordingly, such persons will be able to exert influence over the Board of Directors of the Company and direct the Company's affairs. The Company's Articles of Incorporation and by-laws do permit cumulative voting, however the founding shareholders of the Company will continue to influence the Company's business and affairs.

COMMON STOCK ELIGIBLE FOR FUTURE SALE


         As of August 26, 1998, 19,746,205 shares of Common Stock of the Company are issued and outstanding. As of August 26, 1998 approximately, 36.8% of the Company's issued and outstanding shares of Common Stock are "restricted securities", as that term is defined under Rule 144 promulgated under the Act ("Rule 144"), and may not be sold in the absence of registration under the Act, unless an exemption from registration is available, including the exemption provided by Rule 144. Rule 144 generally provides that beneficial owners of restricted securities may sell within a three-month period a number of shares not exceeding 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale as long as a period of at least one year has elapsed since the date on which such securities were acquired from the issuer or an affiliate of the issuer (whichever is later). Rule 144(K) provides that a person who is not deemed an "affiliate" is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above as long as a period of at least 2 years has elapsed since the date on which such securities were acquired from the issuer or an affiliate of the issuer (whichever is later). Future sales of restricted securities under Rule 144 could negatively impact the market price of the Common Stock.

EFFECT OF CONVERTIBLE DEBENTURES

         As of August 31, 1998, the Company had outstanding Convertible Debentures in the principal amount of $7,000,000 which are convertible into shares of Common Stock of the Company at an initial conversion price of $4.02 per share, and, if the Convertible Debentures are outstanding after December 5, 1998, at a conversion price which is the lower of $4.02 per share or the Variable Conversion Price (as defined below). The "Variable Conversion Price" of the Convertible Debentures is the amount which results from multiplying the Conversion Percentage (as defined below) and the average of the lowest closing bid prices for the Common Stock for any 7 trading days during the 30 consecutive trading days ending on the trading day immediately preceding the conversion date. The "Conversion Percentage" is 100% during the 180 day period following the date of issuance of the debentures (the "Issue Date"), 97% on or after the 181st day following the Issue Date and prior to the 271st day following the Issue Date, 94.5% on or after the 271st day following the Issue Date and prior to the 366th day following the Issue Date, 92% on or after the 366th day following the Issue Date and prior to the 731st day following the Issue Date and 90% on or after the 731st day following the Issue Date.

         Pursuant to the terms of the Convertible Debentures and the Stock Purchase Warrants, each holder thereof may not convert such debentures and may not exercise such warrants to the extent that such conversion and/or exercise would cause the holder to beneficially own more than 4.99% of the total outstanding Common Stock of the Company. In addition, the terms of the Convertible Debentures provide that no more than 3,813,503 shares of Common Stock may be issued in connection with the conversion of the Convertible Debentures unless and until the shareholders of the Company approve the transactions related to the issuance of the Convertible Debentures and the conversion of the Convertible Debentures into a number of shares of Common Stock which may exceed 3,813,503 shares, which amount is approximately 20% of the shares of Common Stock outstanding on the date of the closing of the issuance by the Company of the Conversion Debentures.

         The exercise of the Stock Purchase Warrants and the conversion of the Convertible Debentures will result in at least modest dilution to the existing shareholders of the Company and may result in substantial dilution. The conversion of the Convertible Debentures will result in increased dilution to the shareholders of the Company if such debentures are converted more than 180 days after the respective Issue Dates of such debentures due to the Conversion Percentage in effect at such time of conversion. The potential for dilution of the shareholders of the Company may negatively impact the market price of the Common Stock of the Company and may impede the Company's ability to obtain additional equity capital in the future.

         The conversion of the debentures at a maximum of 90% of the price of the Company's common stock resulted in the debentures being issued at a discount. The discounted price of 90% applies if the investor does not convert prior to the two-year anniversary of the closing. The discount of 10% of the face value of the debentures was recorded as debt discount with a corresponding increase to additional paid-in capital. The Company will recognize the discount as non-cash interest expense over the estimated term of the debentures (two years). Upon conversion of the debentures any portion of the discount not previously recognized will be recorded as interest expense on the conversion date.

REGISTRATION RIGHTS

         The Company agreed to file this Registration Statement with the Commission in accordance with the terms of the Registration Rights Agreement dated as of June 8, 1998 (the "Registration Rights Agreement") among the Company and the investors named therein. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to keep this Registration Statement effective until such time as all shares covered by this Registration Statement have been disposed of in accordance with the intended methods of disposition as set forth in this Registration Statement. See "Plan of Distribution" below. In addition, pursuant to the terms of the Registration Rights Agreement, the Company agreed from time to time to amend this Registration Statement or file a new Registration Statement, or both, so as to cover 200% of the securities subject to registration pursuant to the terms of the Registration Rights Agreement. The sale of shares of Common Stock pursuant to the terms of this Registration Statement may negatively impact the market price of the Common Stock of the Company and may impede the Company's ability to obtain additional equity capital in the future.


ABSENCE OF DIVIDENDS


         The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business. The Company's line of credit agreement prohibits the payment of dividends without the prior written consent of the lender.


FUTURE CAPITAL REQUIREMENTS

         In order to realize its objectives, the Company may have need for additional capital in the future. If so, the Company intends to seek such capital through public or private borrowing or equity financings. Any additional equity financings may be dilutive to shareholders and debt financing, if available, may involve restrictions on Common Stock dividends. Adequate funds, whether through financial markets or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its product development, market development and corporate development programs with an adverse effect on the Company's future performance.


         Based on current plans and business conditions the Company expects that its cash, investments and/or available borrowings under its line of credit together with any amounts generated from operations will be sufficient to meet the Company's cash requirements for the next 12 months. However, there can be no assurance that the Company will not be required to seek other financing sooner or that such financing, if required, will be available on terms satisfactory to the Company.


INVESTMENTS IN OTHER LINES OF BUSINESS

         The Company has invested in several startup companies with innovative products under development but who have no historical operational or financial results. These investments include a 32.3% equity interest in Pure Energy Corporation, which is developing a proprietary, patented alternative fuel, and a 13.2% equity interest in Ontro, Inc. (formerly Self Heating Container Corporation of California) which develops self-heating containers for a variety of food products. If successful, these equity investments could contribute to the financial success of the Company. If unsuccessful, the Company could lose the value of its investment in these companies, approximately $2.5 million. There can be no assurance that these investments will prove successful.


YEAR 2000

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company has initiated a conversion from existing accounting software to programs that are year-2000 compliant. Management has determined that the year 2000 issue will not pose significant operational problems for its computer systems.

The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project within one year but not later than October 31, 1999, which is prior to any anticipated impact on its operating systems. In the third quarter of 1998 the Company decided to outsource a key data processing function which reduced the Company's estimate of the total cost of the Year 2000 project to $200,000, which is being funded through operating cash flows and lease financing.

The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

REPURCHASE OF CONVERTIBLE DEBENTURES

In August 1998, the Company entered into an agreement with the holder (the "Holder") of convertible debentures issued in September 1997 (the "1997 Debentures"). Under the terms of the agreement the Company had the right, until September 1, 1998 to purchase up to $3,000,000 of the principal amount of the debentures, adjusted for conversions through September 1, 1998, for a purchase price in cash of 110% of face value plus accrued interest. In connection with the agreement, the Company issued warrants to the Holder to purchase an aggregate of 213,132 shares of common stock at an exercise price of $3.00 per share. This transaction could have resulted in expense in the third quarter of 1998 of up to $713,000, related to the warrants issued, the 10% premium paid and the retirement of unamortized debt discount related to the debentures. The Company did not purchase any of the debentures under the agreement. This transaction will result in expenses in the Company's third quarter of 1998 of approximately $228,000.

RECENT LOSSES

In 1997, the Company incurred a loss from operations of $2,042,000 and net loss of $4,377,000. In 1996 and 1995, the Company recognized income from operations of $3,850,000 and $2,046,000 and net income of $1,372,000 and $1,269,000, respectively.

ASIAN FINANCIAL CRISIS

The Asian financial crisis has not had a material affect on the Company to date. Approximately 78% of the Company's products are manufactured in Asia. Most of the manufacturers used by the Company export their products to the United States and elsewhere, where demand has not been impacted by the Asian crisis. The banking and credit functions in Asia have been severely impacted by the crisis and the Company's manufacturers could be damaged by the contraction of credit availability. To date, the Company's manufacturers have not been materially impacted by banking and credit issues in Asia.

BANK COVENANTS

The Company has occasionally been out of compliance with certain financial covenants established under its line of credit agreement. In the past instances in which the Company has not met covenants, it has obtained a waiver for the time period in which the violation occurred.

NASDAQ LISTING REQUIREMENTS

         The Common Stock is quoted on the Nasdaq National Market System. The maintenance criteria for continued quotation on the Nasdaq National Market System include, among other criteria, (i) net tangible assets of $4.0 million,
(ii) a minimum bid price per share of $1.00, (iii) a public float of 750,000 shares with market value of $5.0 million, (iv) 400 round lot shareholders and (v) two market makers. There can be no assurance that the Company will meet the above-described maintenance criteria at all times in the future. The failure of the Company to meet such maintenance criteria could result in the Common Stock losing its Nasdaq National Market System designation. The Nasdaq National Market System provides brokers and others with immediate access to the best bid and ask prices and other information about the Common Stock during each trading day. If the Company were to lose its Nasdaq National Market System designation, real-time price information for the Common Stock might cease to be available. As a result, an investor might find it more difficult to dispose of, or to obtain more accurate quotations as to the price of, the Common Stock.

         If the Company were to lose its Nasdaq National Market System designation, the Company would seek to have its securities listed on the Nasdaq SmallCap Market or another securities exchange, subject to the Company's ability to satisfy the eligibility criteria for such exchange. If the Company were unable to meet the Nasdaq SmallCap Market maintenance criteria, trading, if any, in the Common Stock might continue to be conducted in non-Nasdaq over-the-counter markets. The Common Stock would then be subject to the risk that it could become characterized as a low-priced or "penny stock," which characterization could have a material adverse effect on the market liquidity of the Common Stock. See "Penny Stock Regulation." In addition, if the Company was delisted from the Nasdaq National Market and was unable to obtain listing with the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market, holders of the 1997 Debentures and the Convertible Debentures could compel the Company to redeem all or any portion of such debentures at a price equal to the greater of: (i) the product of (A) the quotient of (1) the sum of the principal amount of the debentures being paid plus interest thereon plus any outstanding prepayment default amounts, divided by (2) the conversion price of the debentures in effect at such time and (B) the highest closing bid price of the Common Stock during the applicable default period or (ii) the product of (X) the sum of the principal amount of the debentures being paid plus interest thereon plus any outstanding prepayment default amounts and (Y) 111%.

PENNY STOCK REGULATION

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. If the Common Stock becomes subject to the penny stock rules, such rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of holders to sell the Company's Common Stock in the secondary market and the price at which such holders can sell any such Common Stock.




                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders. The Company will receive proceeds from the exercise of the Stock Purchase Warrants, and will use such proceeds for general corporate purposes and working capital.

                              SELLING STOCKHOLDERS


         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by such Selling Stockholders as of August 31, 1998 and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each Selling Stockholder. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the last three years other than as a result of his or its ownership of shares of Common Stock. The Offered Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Offered Shares, nor are such Selling Stockholders obligated to sell any such Offered Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Offered Shares, no estimates can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

         The number of shares shown in the following table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of the Convertible Debentures and exercise of the Stock Purchase Warrants is indeterminate, is subject to adjustment and could be materially more than such estimated number depending upon factors which cannot be predicted by the Company at this time. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional shares of Common Stock as may be issued or issuable upon conversion of the Convertible Debentures and exercise of the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions in accordance with Rule 416 of the Act.



                                                                                     Beneficial
                                       Beneficial            Maximum         ownership and percentage
                                      ownership of       number of shares    of Common Stock after sale
                                    Common Stock at      of Common Stock     --------------------------
              Name                August 31, 1998(1)     approved for sale      Number         Percent
              ----                ------------------     -----------------      ------         -------
Capital Ventures International(2)    1,037,086(2)           1,366,172(1)         0(5)            0(5)

CC Investments, LDC(3)                 723,762(3)           1,439,414(1)         0(5)            0(5)

Marshall Capital Management, Inc.(4)   723,762(4)           1,439,414(1)         0(5)            0(5)




----------------
(1) Pursuant to a Securities Purchase Agreement dated June 8, 1998 (the "Securities Purchase Agreement") between the Selling Stockholders and the Company, the Selling Stockholders purchased the Convertible Debentures and Stock Purchase Warrants for $7,000,000. The Convertible Debentures accrue interest at the rate of 6% per annum, and provide for the principal and accrued interest to be convertible into shares of the Company's Common Stock at a fixed conversion price of $4.02 for six months following June 8, 1998, and thereafter at the lower of the fixed conversion rate or a variable conversion rate based on a discount of up to 10% to the average price of the Company's Common Stock for the seven lowest trading days for a 30 day trading period preceding the conversion. Pursuant to the terms of the Convertible Debentures, as amended by that certain Waiver dated as of September 4, 1998 (the "Waiver") among the Company and the Selling Stockholders, the Convertible Debentures mature on December 28, 1998. The conversion of the debentures at a maximum of 90% of the price of the Company's Common Stock resulted in the debentures being issued at a discount. The discounted price of 90% applies if the investor does not convert prior to the two-year anniversary of the closing. The discount of 10% of the face value of the debentures was recorded as debt discount with a corresponding increase to additional paid-in capital. The Company will recognize the discount as non-cash interest expense over the estimated term of the debentures (two years). Upon conversion of the debentures any portion of the discount not previously recognized will be recorded as interest expense on the conversion date. The Stock Purchase Warrants provide for the purchase of shares of the Company's Common Stock at an exercise price of $4.72 per share.

         None of the Selling Stockholders is entitled to convert the Convertible Debentures or exercise the Stock Purchase Warrants to the extent that the sum of shares of Common Stock of the Company beneficially owned by the Selling Stockholder and its affiliates (other than shares which may be acquired in connection with the conversion or exercise of securities of the Company, including the Convertible Debentures and the Stock Purchase Warrants) and the number of shares of Common Stock issuable upon the portion of the Convertible Debentures or Stock Purchase Warrants then being converted or exercised would result in such Selling Stockholder having beneficial ownership of shares of Common Stock of the Company at any one time of more than 4.99% of the shares of Common Stock of the Company then outstanding (the "4.99% Limitation").

         As a separate matter, the Convertible Debentures provide that the Company shall not be required to issue shares in excess of the limits set by Rule 4460(i) of the National Association of Securities Dealers, Inc. As a result, these provisions limit the aggregate number of shares issuable by the Company to all Selling Stockholders to 19.9% of the Company's outstanding shares, in the absence of shareholder approval to exceed that limit. Thus, to the extent such provisions are applicable, the maximum number of shares issuable in the aggregate to all of the Selling Stockholders is 3,813,503, absent the requisite shareholder approval. The Company has agreed to present to its shareholders a proposal to exceed this limit; if this approval is not granted, the Company may be obligated to redeem the Convertible Debentures for cash.

         The number of shares of Common Stock registered pursuant to this Registration Statement on behalf of the Selling Stockholders and the number of shares offered hereby by such holders have been determined by agreement between the Company and the Selling Stockholders. Because the number of shares of Common Stock that will ultimately be issued upon conversion of the Convertible Debentures may, in the future, be dependent, subject to certain limitations, upon the average of prices of the Common Stock over a period prior to conversion, as described above, and certain antidilution adjustments, such number of shares (and therefore the number of shares to ultimately be offered hereby, subject to the limitations described in the immediately following sentence) cannot be determined at this time. Nevertheless, subject to the ability of the Selling Stockholders to sell additional shares of Common Stock as a result of stock splits, stock dividends or other anti-dilution provisions pursuant to Rule 416 of the Act, the maximum number of shares which may be sold under the Registration Statement, of which this Prospectus constitutes a part, is 4,245,000.

(2) Includes shares of Common Stock which may be acquired through the exercise of the Company's warrants and the conversion of the Company's debentures (including the Convertible Debentures). All such warrants and debentures contain the 4.99% Limitation. Heights Capital Management, Inc. ("Heights"), a Delaware corporation, the investment manager for Capital Ventures International, has voting control and investment discretion over transactions by Capital Ventures International.

(3) Includes shares of Common Stock which may be acquired through the exercise of the Company's Stock Purchase Warrants and the conversion of the Company's Convertible Debentures. Castle Creek Partners, LLC ("CCP") is the investment advisor to CC Investments, LDC and consequently may be deemed to have voting control and investment discretion over the securities held by CC Investments LDC. CCP disclaims beneficial ownership of all securities owned by CC Investments LDC.

(4) Includes shares of Common Stock which may be acquired through the exercise of the Company's Stock Purchase Warrants and the conversion of the Company's Convertible Debentures. Marshall Capital Management,
         Inc. ("MCM") is a wholly-owned indirect subsidiary of Credit Suisse First Boston, Inc. ("CSFB"), a Delaware holding company and a wholly-owned indirect subsidiary of Credit Suisse First Boston Group ("CSFBG"), a Swiss financial services company, and consequently CSFB and CSFBG may be deemed to have voting control and investment discretion over securities held by MCM. Both CSFB and CSFBG disclaim beneficial ownership of any securities owned by MCM.

(5) Assumes the sale of all Offered Shares covered by this Prospectus. There is no assurance, however, that any of the Selling Stockholders will sell any or all of the Offered Shares registered hereunder.



                              PLAN OF DISTRIBUTION

         The Offered Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Offered Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ National Market System, (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
(vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Offered Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Offered Shares as principals may be deemed underwriting compensation under the Act. Neither the Company, nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Offered Shares.

         Except for the exercise price of the Stock Purchase Warrants, the Company will not receive any proceeds from the sale of the Offered Shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be $50,000.

         The Company has informed the Selling Stockholders that certain anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and has furnished each Selling Stockholder with a copy of such Rule and has informed them of the need for delivery of copies of this Prospectus.

         Selling Stockholders may also use Rule 144 under the Act to sell the shares if they meet the criteria and conform to the requirements of such Rule.

                                     EXPERTS


         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as amended by Form 10-KSB/A, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                  LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Mr. William R. Black. Mr. Black is the Executive Vice President, General Counsel and Secretary of the Company, and a member of the Company's Board of Directors, and owns beneficially 290,000 shares of the Company's Common Stock. None of the shares owned by Mr. Black are included in the shares to be offered hereby.


                                MATERIAL CHANGES


         There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to securities holders and which have not been described in the report on Form 10-KSB for the year ended December 31, 1997 filed March 31, 1998, as amended by Form 10-KSB/A filed September 4,1998, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed May 14, 1998, the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed August 13, 1998, as amended by Form 10-Q/A filed October 9, 1998, or the Current Report on Form 8-K filed June 9, 1998 under the Exchange Act.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The By-Laws of the Company provide that the Company may indemnify any director, officer, agent or employee as specified in Section 317 of the California Corporations Code. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                        THE L. L. KNICKERBOCKER CO., INC.



                        4,245,000 SHARES OF COMMON STOCK


         No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                     PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Company, are as follows:

                  Registration Fee               $ 3,443.76
                  Legal Fees and Expenses        $25,000.00
                  Accounting fees                $10,000.00
                  Miscellaneous Expenses         $11,556.24
                                                 ----------
                           Total                 $50,000.00
                                                 ==========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The By-Laws of the Company provide that the Company may indemnify any Director, Officer, agent or employee as specified in Section 317 of the California Corporations Code (the "Code"). Specifically, Article X 4. of the Company's Amended By-Laws provides as follows:

         The corporation may indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Sec. 317 of the Code. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

         Section 317 of the California Corporations Code provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         No indemnification shall be made under Section 317 in the event that:
(i) the person seeking indemnification shall have been adjudged to be liable to the corporation and its shareholders, unless, and only to the extent that the court before which the proceeding was pending shall determine, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity to the extent that the court determines; (ii) the person seeks indemnity for amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) the person seeks indemnity for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

         Section 317 provides that indemnification under that section shall be made by the corporation only if authorized in the specific case, upon determination that indemnification is proper because the person has met the applicable standards of conduct set forth in subdivision 317(b) or 317(c), by
(i) a majority vote of a quorum of directors who are not parties to the proceeding; (ii) if such a quorum is not obtainable, by independent legal counsel in a written opinion; (iii) approval of the shareholders, with the shares owned by the person to be indemnified not entitled to vote thereon; or
(iv) the court in which the proceeding is or was pending upon application made by the corporation or the person or the attorney or other person rendering services in connection with the defense, whether or not the application by the person or the attorney or other person rendering services in connection with the defense is opposed by the corporation.

         The indemnification provided for in Section 317 for acts, omissions or transactions while acting in the capacity of or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of incorporation. Additionally, Section 317 provides that the corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

         The Registrant's Articles of Incorporation do not provide for additional rights to indemnification of directors, officers, employees or other agents, however the board of directors of the Registrant, by resolution has provided for the purchase and maintenance of liability insurance to cover the directors of the Registrant.

         Reference is hereby made to Item 17 entitled "Undertakings" of this Registration Statement for the Company's undertaking with respect to submitting claims for indemnification to a court of appropriate jurisdiction to determine the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended.


ITEM 16.          EXHIBITS*

                  3.1      Amended Articles of Incorporation of the Registrant**

                  3.2      Amended By-Laws of the Registrant**

                  4.1      Securities Purchase Agreement dated June 8, 1998***

                  4.2      Form of Convertible Term Debenture***

                  4.3      Form of Stock Purchase Warrant***

                  4.4      Form of Registration Rights Agreement***

                  4.5 Waiver dated as of September 4, 1998 among the Registrant, Marshall Capital Management, Inc., CC Investments, LDC and Capital Ventures
                           International.****

                  5.       Opinion of William R. Black****

                  23.1     Consent of William R. Black (included in Exhibit
                           5).****

                  23.2     Consent of Deloitte & Touche, LLP****

----------
* Exhibits 2, 8, 12, 15, 25, 26, 27, 28 and 99 have been omitted because they are not applicable.
** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-85230-LA).
*** Incorporated by reference to the Company's Current Report on Form 8-K filed June 9, 1998.
****     Filed herewith.



ITEM 17.          UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (a)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is. therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on October 9, 1998.


                                       THE L. L. KNICKERBOCKER CO., INC.


                                       By:  /S/   Louis L. Knickerbocker
                                           -------------------------------------
                                            Name:  Louis L. Knickerbocker
                                            Title:  President, Chief Executive
                                                    Officer and Chairman


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            NAME                                TITLE                       DATE
            ----                                -----                       ----
  /S/  Louis L. Knickerbocker         President, Chief Executive           10/9/98
--------------------------------      Officer and Chairman
Louis L. Knickerbocker                (Principal Executive Officer)



  /S/   Anthony P. Shutts             Chief Financial Officer              10/9/98
--------------------------------      and Director
Anthony P. Shutts                     (Principal Financial
                                      and Accounting Officer)


  /S/   Gerald Margolis               Director                             10/9/98
--------------------------------
Gerald Margolis


  /S/ Tamara Knickerbocker            Executive Vice President             10/9/98
--------------------------------      and Director
Tamara Knickerbocker


  /S/  William R. Black               Executive Vice President,            10/9/98
--------------------------------      General Counsel, Secretary
William R. Black                      and Director



  /S/ F. Rene Alvarez, Jr.            Director                             10/9/98
--------------------------------
F. Rene Alvarez, Jr.

                                  EXHIBIT INDEX

Number         Description
------         -----------
3.1            Amended Articles of Incorporation of the Registrant**

3.2            Amended By-Laws of the Registrant**

4.1            Securities Purchase Agreement dated June 8 1998***

4.2            Form of Convertible Term Debenture***

4.3            Form of Stock Purchase Warrant***

4.4            Form of Registration Rights Agreement***

4.5            Waiver dated as of September 4, 1998 among the Registrant,
               Marshall Capital Management, Inc., CC Investments, LDC and
               Capital Ventures International.****

5.             Opinion of William R. Black****

23.1           Consent of William R. Black (included in Exhibit 5).****

23.2           Consent of Deloitte & Touche, LLP****

----------
* Exhibits 2, 8, 12, 15, 25, 26, 27, 28 and 99 have been omitted because they are not applicable.
** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-85230-LA).
*** Incorporated by reference to the Company's Current Report on Form 8-K filed June 9, 1998.
****     Filed herewith.